Exhibit 99.1

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355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Equipment Provides Strategic Update and Reports Third Quarter 2026 Results

CENTRAL ISLIP, N.Y. (Business Wire) – November 5, 2026 – CVD Equipment Corporation (NASDAQ: CVV) (the “Company”) today provided an update on its go-forward business strategy and reported its financial results for the third quarter ended September 30, 2026.

Strategic Update

●	As previously announced, the Company will no longer pursue new system orders for its CVD Equipment business and continues to evaluate strategic alternatives.

●	The Company has further reduced its workforce to a level aligned with completing the remaining equipment backlog, satisfying warranty obligations, and supporting its ongoing spare parts, quartz, and services business. The Company continues to make progress toward achieving these objectives.

●	CBRE, Inc., a commercial real estate services firm, has been engaged to market the Company’s owned real estate properties in Central Islip and Saugerties, New York, for sale.

Financial Update

●	The Company ended the quarter with approximately $23.5 million of cash and cash equivalents and no outstanding debt.

●	Reflecting the $14.1 million net gain on the sale of SDC in the second quarter of 2026, the Company reported net income of $9.4 million for the nine months ended September 30, 2026.

Lawrence J. Waldman, CVD’s Chairman of the Board, commented: “With a strengthened balance sheet resulting from our sale of the SDC business and no outstanding debt, the Board continues to evaluate strategic alternatives and pursue the disciplined monetization of the Company’s assets. The engagement of CBRE to market our Central Islip and Saugerties properties represents another important step in that process.”

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Warren Cheesman, Acting Chief Executive Officer of CVD Equipment Corporation, stated, “During the quarter, we took further actions to align our workforce and cost structure with the Company’s current operating requirements. We remain focused on completing the existing equipment backlog, satisfying warranty obligations, and supporting our ongoing spare parts, quartz, and services business.”

Third Quarter 2026 Performance

Balance Sheet

●	Cash increased to $23.5 million from $8.7 million at December 31, 2025, reflecting proceeds from the SDC divestiture.

●	Stockholders’ equity increased to $34.6 million at September 30, 2026 from $24.7 million at December 31, 2025.

Operations (excluding the discontinued operations of SDC)

●	Bookings were $0.7 million, compared with $1.0 million in the third quarter of 2025, due to lower system orders.

●	Revenue was $1.6 million, a decrease of 72.1% from the prior-year quarter, primarily reflecting lower system revenue from reduced bookings.

●	Gross margin was 9.2% versus 32.0% in the prior-year quarter, principally due to lower system revenue and the resulting impact of fixed manufacturing costs on a reduced revenue base, partially offset by an increase in non-system revenue.

●	Backlog was $3.0 million at September 30, 2026, as compared to $3.9 million at June 30, 2026.

●	Restructuring charges were $0.8 million and consisted primarily of severance costs, asset impairments and legal and board-related costs associated with the Company’s decision to discontinue the pursuit of new system orders and reduce its workforce.

Net (Loss) Income

●	Net loss from continuing operations was $2.1 million, or ($0.30) per basic and diluted share, compared with net income from continuing operations of $0.1 million, or $0.02 per basic and diluted share, in the prior-year quarter. The net loss in the current quarter includes the restructuring charge of $0.8 million.

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●	Net income from discontinued operations was $0.6 million, or $0.09 per basic and diluted share, primarily due to a change in the estimate of income taxes payable related to the gain on the sale of SDC. For the nine months ended September 30, 2026, income from discontinued operations was $14.6 million, including a $14.1 million net gain on the SDC divestiture.

Investor Conference Calls

The Company is not holding an investor call this quarter and expects to hold investor calls in connection with significant corporate developments, as appropriate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s restructuring activities, expected restructuring charges, completion of customer obligations, continued operation of the spare parts, quartz, and services business, potential sale of real estate assets, retention of personnel needed to complete customer projects, unexpected costs or delays in completing backlog, customer claims, cancellations, or disputes, the possibility that cost reductions will not produce anticipated savings, the Acting CEO transition, absence of assurance that strategic alternatives will result in a transaction, timing and proceeds from any asset dispositions, strategic alternatives, liquidity, and shareholder value creation. Actual results may differ materially from those projected due to a variety of risks and uncertainties, including market conditions, customer requirements, economic conditions, the Company’s ability to successfully complete ongoing customer projects, its ability to consummate any potential sale of real estate assets, and the other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) has designed, developed, and manufactured chemical vapor deposition, thermal processing, physical vapor transport, and related equipment and process solutions used in industrial and research applications. The Company continues to support existing customer projects and supplies quartz components, replacement parts, process support, and related services for its installed base.

CVD Equipment Corporation Contact:

Richard Catalano, Executive Vice President & CFO

Phone: (631) 981-7081

Email: investorrelations@cvdequipment.com

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CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data - Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$1,583	$5,681	$5,381	$15,418
Cost of revenue	1,437	3,863	4,760	11,314
Gross profit	146	1,818	621	4,104
Operating expenses:
Research and development	570	558	1,982	1,931
Selling	190	270	662	919
General and administrative	983	948	2,984	2,903
Restructuring charges	762	-	762	-
Gain on sale of equipment	-	-	(46)	-
Total operating expenses	2,505	1,776	6,344	5,753
Operating income (loss) from continuing operations	(2,359)	42	(5,723)	(1,649)
Other income, net	253	76	520	262
Income (loss) from continuing operations	(2,106)	118	(5,203)	(1,387)
Income taxes	-	-	-	16
Net income (loss) from continuing operations	(2,106)	118	(5,203)	(1,403)
Net income from discontinued operations, net of income taxes	615	266	14,614	1,086
Net income (loss)	$(1,491)	$384	$9,411	$(317)
Net income (loss) per share of common stock – basic and diluted
Income (loss) from continuing operations	$(0.30)	$0.02	$(0.75)	$(0.20)
Income from discontinued operations	$0.09	$0.04	$2.11	$0.16
Net income (loss)	$(0.21)	$0.06	$1.36	$(0.05)

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CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands - Unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$23,451	$8,734
Accounts receivable, net	304	1,293
Contract assets	1,681	2,853
Inventories	104	285
Amount held in escrow	900	-
Current assets of discontinued operations	-	2,852
Assets held for sale - equipment	-	510
Other current assets	125	357
Total current assets	26,565	16,884
Property, plant and equipment, net	10,005	10,529
Noncurrent assets of discontinued operations	-	46
Other assets	99	50
Total assets	$36,669	$27,509

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$214	$250
Accrued expenses	1,437	849
Contract liabilities	356	560
Current maturities of long-term debt	-	181
Current liabilities of discontinued operations	-	944
Total current liabilities	2,007	2,784
Total noncurrent liabilities	43	-
Total stockholders’ equity	34,619	24,725
Total liabilities and stockholders’ equity	$36,669	$27,509

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.